Exhibit 4.2

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT AN OPINION IS REQUIRED PURSUANT TO THE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.

NANO-X IMAGING Ltd.

WARRANT TO PURCHASE ORDINARY SHARES

September 2, 2019

THIS CERTIFIES that, for value received,             , its successors and permitted assigns (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from Nano-X Imaging Ltd., an Israeli with registration number 515942076 (the “Company”),                     ordinary shares of the Company (the “Ordinary Shares” or “Shares”), at the Exercise Price (defined below), subject to the provisions and upon the terms and conditions hereinafter set forth.

As used herein, the term “Exercise Price” shall mean the lower of (i)          per Share or (ii) the price per share of the Future Down Round (as defined below), subject to adjustment pursuant to Section 3 below. As used herein the term “Exercise Period” shall mean the period commencing on the date of issuance and ending on the earlier of (i)       , 2021 or (ii) the closing of a Merger Event (as defined below).

1.          Method of Exercise; Payment.

(a)          Cash Exercise. The purchase rights represented by this Warrant to purchase Shares (this “Warrant”) may be exercised by the Holder, in whole or in part, at any time during the Exercise Period by: (i) the surrender of this Warrant (with the notice of exercise form (the “Notice of Exercise”) attached hereto as Exhibit A duly executed) at the principal office of the Company; and (ii) by the payment to the Company of an amount equal to the Exercise Price multiplied by the number of Shares being purchased, which amount may be paid, at the election of the Holder, by wire transfer or certified check payable to the order of the Company. The person or persons in whose name(s) any certificate(s) representing Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.

(b)          Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 1 (a) hereof, the Holder may elect, in whole or in part, from time to time, on or after the date hereof during the Exercise Period to receive a number of Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company, together with a Notice of Exercise pursuant to which the provisions of this Section 1(b) are elected. In such event, the Company shall issue to the Holder a number of Shares computed using the following formula:

X = Y*(A-B)
A

Where X = the number of Shares to be issued to the Holder.

Y = the number of Shares subject to this warrant that are being exercised.

A = the fair market value of one Share.
B = the Exercise Price (as adjusted to the date of such calculation).

(c)          Fair Market Value. For purposes of this Section 1, the fair market value of the Ordinary Shares shall mean:

(i)          if the Ordinary Shares are traded on a United States or foreign securities exchange, the average of the closing price each day over the ten (10) trading day period prior to the surrender of this Warrant for exercise in accordance with the terms hereof;

(ii)          if the Ordinary Shares are actively traded over-the counter, the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) each day over the ten (10) trading day period prior to the surrender of this Warrant for exercise in accordance with the terms hereof;

(iii)          if this Warrant is being exercised in conjunction with a public offering of the Company’s Ordinary Shares, the per Share price to the public pursuant to such public offering; or

(iv)          if at any time the Ordinary Shares are not listed on any United States or foreign securities exchange or quoted in the NASDAQ system or the over-the-counter market, then as determined by the board of directors of the Company in good faith.

(d)          Stock Certificates. In the event of any exercise of the rights represented by this Warrant (whether pursuant to Section 1(a) or 1(b)), certificates for the Shares so purchased shall be delivered to the Holder and, unless this Warrant has been fully exercised, a new Warrant representing the Shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

2.          Stock Fully Paid: Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges with respect to the issuance thereof. During such time as this Warrant remains outstanding and exercisable, the Company shall at all times have authorized and reserved for issuance sufficient shares of its Ordinary Shares for issuance upon exercise in full of this Warrant.

3.          Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)          Stock Splits, Dividends and Combinations. In the event that the Company shall at any time subdivide the outstanding shares of Ordinary Shares, or shall issue a stock dividend on its outstanding Ordinary Shares, the number of Shares issuable upon exercise of this Warrant immediately prior to such subdivision or issuance of such stock dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Ordinary Shares, the number of Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

(b)          Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3), provision shall be made so that the Holder of this Warrant will thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company to which a holder of Ordinary Shares would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this Warrant after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Exercise Price then in effect and the number of shares issuable upon exercise of this Warrant) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

(c)          Merger. If at any time there is to occur (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale of all or substantially all of the assets of the Company (each, a “Merger Event”), then at least ten (10) days prior to the anticipated closing of such Merger Event, the Company shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company, which notice shall provide reasonable details of the anticipated Merger Event. Any written notice by the Company required or permitted hereunder shall be given by hand delivery or first class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company for the Holder.

(d)          Notices. Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant in accordance with Section 3 hereof, then, and in each such case, the Company shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company, which notice shall state the Exercise Price as adjusted and, if applicable, the increased or decreased number of Shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each. Any written notice by the Company required or permitted hereunder shall be given by hand delivery or first class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company for the Holder.

4.          Fractional Shares. No fractional shares of Ordinary Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

5.          Rights of Stockholders. Nothing contained herein shall confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have been issued.

6.          Miscellaneous.

(a)          This Warrant shall be governed by and construed in accordance with the general corporation law of the territory of Israel as to matters within the scope hereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its principles of conflict of laws.

(b)          The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or permitted assigns of the Company or the Holder.

(c)          Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, the Company, at its expense, will execute and deliver to the holder of record, in lieu thereof, a new Warrant of like date and tenor.

(d)          This Warrant and any provision hereof may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.

(e)          This Warrant may be executed in counterparts, each of which when so executed shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company and the Holder has executed this Warrant as of the date first written above.

COMPANY:
NANO-X IMAGING Ltd.

By:
Name: Ran Poliakine
Title: CEO

HOLDER:

By:
Name:
Title:

Address:
Facsimile:
Email:

EXHIBIT A

NOTICE OF EXERCISE

TO:          Nano-x Imaging Ltd.
Attention:  Chief Executive Officer

1.
The undersigned hereby elects to exercise this Warrant (in whole or in part) and accordingly to purchase ___________ shares of Ordinary Shares of the Company, pursuant to the terms of this Warrant, and tenders herewith payment of the purchase price of such shares in full, in an amount of US$_________ .

2.	Please issue a certificate or certificates representing said shares of Ordinary Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

Date: